UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 25, 2006

MedQuist Inc.
(Exact name of registrant as specified in charter)

New Jersey	0-19941	22-2531298
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 Bishops Gate Blvd., Suite 300, Mt. Laurel, NJ		08054
(address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (856) 206-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                         Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)

Effective October 25, 2006, Jouko Karvinen has resigned from the Board of Directors (the “Board”) of MedQuist Inc. (the “Company”) in his capacity as both a member and non-executive Chairman of the Board.  Effective October 26, 2006, the Board appointed existing Board member Stephen H. Rusckowski as the new non-executive Chairman of the Board.  Pursuant to the Governance Agreement by and between Koninklijke Philips Electronics N.V. (“Philips”) and the Company dated May 22, 2000, Mr. Karvinen was, and Mr. Rusckowski is, deemed to be a “Purchaser Director” appointed by Philips.  Philips is the Company’s majority shareholder, owning approximately 70.9% of the Company’s common stock.

(d)

	(1)	Clement Revetti, Jr. was appointed to the Board of Directors (the “Board”) of MedQuist Inc. (the “Company”) effective October 26, 2006.

(2)

Pursuant to the Governance Agreement by and between Philips and the Company dated May 22, 2000, Mr. Revetti is deemed to be a “Purchaser Director” appointed by Philips.   Mr. Revetti is being appointed to fill the Purchaser Director seat on the Board previously held by Jouko Karvinen.  Philips is the Company’s majority shareholder, owning approximately 70.9% of the Company’s common stock.

(3)

At the time of this filing, Mr. Revetti has not been named to serve on any committee of the Board, and the information about whether Mr. Revetti is expected to be named to serve on any committees of the Board is not determined or is unavailable at the time of this filing.

(4)

The information required by Item 404(a) of Regulation S-K is not determined or is unavailable at the time of this filing.  As a director appointed by Philips, Mr. Revetti will not receive any compensation for his service on the Board, but he shall be reimbursed for all expenses incurred by him in connection with his service on the Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDQUIST INC.

Date: October 31, 2006	By:	/s/ Howard S. Hoffmann
Name: Howard S. Hoffmann
Title: Chief Executive Officer